Scudder Kemper Investments, Inc.
                                               Two International Place
                                               Boston, MA  02110
                                               May 12, 2000

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC  20549

RE: Scudder Gold Fund (the "Fund"), a series of Scudder Mutual Funds, Inc. (the "Corporation")(Reg. No. 33-22059) (811-5565) Post Effective Amendment No. 17 to the Registration Statement on Form N-1A

Ladies and Gentlemen:

         We are filing today through the EDGAR system on behalf of the Fund, pursuant to Rule 485(a) under the Securities Act of 1933 (the "Securities Act") and Rule 8b-16 under the Investment Company Act of 1940, Post-Effective Amendment No. 17 to the above-referenced Corporation's Registration Statement on Form N-1A (the "Amendment") for review and comment by the staff of the Commission. The Amendment is expected to become effective on July 14, 2000.

         The principal purpose of this filing is to register two share classes, the S Class and the AARP Class, for the Fund. The currently registered shares of the Fund shall forthwith be known as the S Class shares. The currently effective prospectus and Statement of Additional Information for the fund is incorporated by reference to this filing.

         Any comments or question on this filing should be directed to me at 617-295-2592.

                                     Very truly yours,

                                     /s/Jeanne Carroll
                                     Jeanne Carroll

cc:      Greg Konzal
         Dechert, Price & Rhoads